Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

May 10, 2006

The Board of Directors
United Stationers Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of United Stationers Inc. pertaining to United Stationers Inc. 2004 Long-Term Incentive Plan (As amended May 10, 2006) of our report dated May 4, 2006 relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. that are included in its Form 10-Q for the quarter ended March 31, 2006.

/s/ Ernst & Young LLP